Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of California BanCorp of our report dated March 24, 2023 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of California BanCorp for the year ended December 31, 2022.

/s/ Crowe LLP

Crowe LLP

Sacramento, California

September 28, 2023